                                                                   EXHIBIT 99(h)


Key Bank USA, National Association      Deutsche Bank Trust Company Americas
127 Public Square                        formally known as Bankers Trust Company
Cleveland, Ohio 44114-1306               as Indenture Trustee
                                        280 Park Avenue, 9th Floor
                                        New York, New York 10017

Bank One, National Association          MBIA Insurance Corporation
 as Eligible Lender Trustee              as Surety Provider
One First National Plaza Suite 0126     113 King Street
Chicago, Illinois 60670                 Armonk, New York 10504


                         INDEPENDENT ACCOUNTANT'S REPORT
                      FOR KEYCORP STUDENT LOAN TRUST 2000-B

We have examined management's assertion, included in its representation letter dated March 19, 2003 that Key Bank USA, National Association (KBUSA), a wholly owned subsidiary of KeyCorp, complied with sections 4.04, 4.08(a), 4.08(b), 4.08(c), 5.05, 5.06, 5.07 and 5.08 of the KeyCorp Student Loan Trust 2000-B Sale and Servicing Agreement and sections 1.(a)(xx), 1.(b)(iii), 2 and 3 of the KeyCorp Student Loan Trust 2000-B Administration Agreement (collectively, the "Agreements") as of December 31, 2002 and the year then ended. Management is responsible for KBUSA's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about KBUSA's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about KBUSA's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances, except that in accordance with
Section 5.05 of the Sale and Servicing Agreement, our examination assumed the accuracy of reports prepared by KBUSA's student loan processor. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on KBUSA's compliance with the specified requirements.

In our opinion, assuming the accuracy of reports prepared by KBUSA's student loan processor, management's assertion that KBUSA complied with the aforementioned requirements as of December 31, 2002 and for the year then ended is fairly stated, in all material respects.

This report is intended solely for the information and use of KBUSA, Deutsche Bank Trust Company Americas, Bank One, National Association and MBIA Insurance Corporation and is not intended to be and should not be used by anyone other than for these specified parties.


                                                     /s/ Ernst & Young


Cleveland, Ohio
March 19, 2003